February 24, 2014

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285

Ladies and Gentlemen:

I am the Secretary and Deputy General Counsel of Eli Lilly and Company, an Indiana corporation (“the Company”).  I am rendering this opinion in connection with the proposed issuance, by the Company, of $600,000,000 aggregate principal amount of the Company’s 1.950% Notes due 2019 and $400,000,000 aggregate principal amount of the Company’s 4.650% Notes due 2044 (collectively, the “Debt Securities”) pursuant to a prospectus supplement dated February 20, 2014 (the “Prospectus Supplement”) to the prospectus dated March 1, 2013 contained in the Company’s Registration Statement on Form S-3 (File No. 333-186979) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 1, 2013 under the Securities Act of 1933, as amended, and pursuant to an Indenture, dated February 1, 1991, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and an Underwriting Agreement dated February 20, 2014 (the “Underwriting Agreement”), between the Company and, as representatives of the several underwriters named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and Citigroup Global Markets Inc.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Company’s Amended Articles of Incorporation, the Company’s By-Laws, the Indenture, the Debt Securities and the Underwriting Agreement.

For purposes of the opinions expressed below, I have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (ii) the certificates representing the Debt Securities will conform as to form to the form of global notes examined by me. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

3.
The Company has duly authorized the issuance of the Debt Securities, and the Company has full corporate power and authority to issue the Debt Securities and to perform its obligations under the Debt Securities, the Indenture and the Underwriting Agreement.

I am a member of the bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.

I hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to them.

The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.

I hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

James B. Lootens
Corporate Secretary and Deputy General Counsel